Exhibit 10.2

GENBAND US LLC
3605 East Plano Parkway
Suite 100
Plano, Texas 75074

July 19, 2010

Procera Networks, Inc.
100-C Cooper Court
Los Gatos, California  95032
Attention:  Chief Executive Officer

Re:	Strategic Alliance Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Master OEM Purchase and Sales Agreement dated as of July 19, 2010 (the “OEM Agreement”), among GENBAND US LLC, a Delaware limited liability company (“GENBAND”), GENBAND Ireland Ltd, a company organized under the laws of the Republic of Ireland, and Procera Networks, Inc., a Nevada corporation (“Procera”).  Capitalized terms used herein without definition shall have the respective meanings assigned to them in the OEM Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GENBAND and Procera hereby agree as follows:

1.             Board Directorship.

a.
On or as promptly as practicable after the Effective Date, Procera shall (i) increase the size of its Board of Directors (the “Board”) by one director so that upon such increase the Board shall consist of seven directors, and (ii) cause Charles D. Vogt to be elected and appointed to fill such newly created directorship.  For so long as the OEM Agreement is in effect, the Company shall, at each annual or special meeting of stockholders of the Company at which directors are to be elected, nominate and recommend for election an individual designated by GENBAND (subject to section 1(b) below) to serve as a member of the Board (with Mr. Vogt being the initial designee).  Upon the death, disability, retirement, resignation or other removal of the director designated by GENBAND pursuant to this Letter Agreement, the Board shall as promptly as practicable elect and appoint another individual designated by GENBAND as a director to fill the vacancy so created.

b.
Each individual designated by GENBAND for nomination as a director shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), it being understood and agreed that Mr. Vogt is reasonably acceptable to and satisfies all requirements of the Nominating Committee.  Notwithstanding the preceding sentence, the fact that an individual designated by GENBAND may not, as a result of the OEM Agreement and the relationship between GENBAND and Procera thereunder, qualify as an “independent” director of Procera under applicable stock exchange rules, shall not bear in any respect on the acceptability of any GENBAND designee.

c.
Procera shall cause each individual designated by GENBAND for nomination in accordance with this Letter Agreement to be included in the Board’s “slate” of nominees for each applicable meeting of stockholders and shall use its commercially reasonable efforts to solicit from its stockholders eligible to vote for the election of directors proxies (i) in favor of the election of such designee and (ii) against removal of such designee,provided, however, that such commercially reasonable efforts need not in any circumstances be greater than the efforts used by Procera with respect to other nominees to the Board.  Procera, GENBAND and the individual designated by GENBAND shall also cooperate with one another with respect to the biographical and other information concerning such designee to be included in Procera’s proxy statements, periodic reports filed with the Securities and Exchange Commission and other publicly issued materials.

d.
Each director designated by GENBAND shall receive the same compensation and benefits as the other non-employee directors of Procera, including reimbursement for travel, lodging and related expenses incurred in connection with meetings of the Board, any committee thereof, or otherwise in service as a member of the Board, all in accordance with Procera’s policies applicable to the other non-employee directors.

e.
Procera shall, to the maximum extent permitted under applicable law, indemnify each director designated by GENBAND from and against any and all claims, causes of action, expenses or losses which may be imposed on, incurred by, or asserted against such director in any way relating to or arising out of, or alleged to relate to or arise out of, the director’s service in that capacity, pursuant to an indemnification agreement in the form heretofore provided to GENBAND.

f.
The director(s) designated by GENBAND shall be covered by the directors’ and officers’ liability insurance and fiduciary liability insurance carried by Procera, the current benefits and levels of coverage of which have been disclosed to GENBAND.

2.       Notice of Acquisition Proposals.  Procera shall promptly advise GENBAND, orally and in writing (including by means of email), of the receipt of any Acquisition Proposal, the material terms and conditions thereof and the identity of the person or entity making same.  In addition, Procera shall keep GENBAND apprised on a reasonably prompt basis of any material developments with respect to each Acquisition Proposal, including, but not limited to, any modifications to the terms thereof and any response made by Procera thereto, unless prohibited by the terms of confidentiality obligations hereafter entered into between Procera and the person or entity making such proposal (for the sake of clarification, such confidentiality obligations shall in no way limit Procera’s obligation hereunder to provide notice of the initial Acquisition Proposal, the material terms and conditions thereof and the identity of the person or entity making such proposal, and would only apply to notice of any subsequent material developments with respect to such Acquisition Proposal).  As used herein, “Acquisition Proposal” shall mean any (i) written proposal, indication of interest or offerfrom any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), relating to, or that could be reasonably expected to lead to, (a) the direct or indirect acquisition, purchase or acquisition of license rights in respect of assets of Procera and its subsidiaries (whether in a single transaction or a series of related transactions) equal to 50% or more of Procera’s consolidated assets or to which 50% or more of Procera’s revenues, EBITDA or earnings on a consolidated basis are attributable, (b) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 33% or more of any class of equity securities of Procera, (c) a tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 33% or more of any class of equity securities of Procera, or (d) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Procera or any of its subsidiaries and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving or resulting entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving or resulting entity in such transaction, or (ii) any oral proposal, indication of interest or offer satisfying the requirements of the immediately preceding clause (i) and also including reasonably specific pricing, valuation or similar terms and conditions.

3.       Termination.  This Letter Agreement and all obligations hereunder shall expire upon the expiration or termination of the OEM Agreement.  Following the termination of this Letter Agreement, the individual designated by GENBAND to serve as a member of the Board shall, upon the written request of Procera, immediately tender his resignation from the Board.

4.             Miscellaneous.

a.This Letter Agreement and the OEM Agreement constitute the entire agreement and understanding of the parties with respect to the matters set forth herein and therein.  This Letter Agreement may not be amended except by a written instrument executed by both of the parties hereto.

b.This Letter Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, although neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld in the sole and absolute discretion of such other party, and without such consent any purported assignment of rights shall be null and void.

c.No failure or delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

d.The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of the terms of this Letter Agreement and, accordingly, the parties shall be entitled to specific performance and injunctive relief as remedies for any breach, in addition to all other remedies available at law or equity.

e.If any provision of this Letter Agreement is determined to be legally unenforceable or invalid, the remaining provisions will continue in effect to the fullest extent possible.  The parties will substitute a provision that most closely approximates the commercial and economic effect and intent of any unenforceable or invalid provision.

f.This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of laws thereof.  Any lawsuit or other claim arising out of or relating to this Letter Agreement shall be brought in the state or federal courts sitting in Las Vegas, Nevada, and such courts shall have sole and exclusive jurisdiction and venue with respect to any such action.  Each party expressly waives any defense that jurisdiction and venue do not lie in such courts.

Please sign and return one copy of this Letter Agreement to evidence your acceptance of and agreement to the foregoing, whereupon this Letter Agreement will become binding on each of the undersigned.

Very truly yours,

GENBAND US LLC

By:	/s/ Mark Pugerude
Mark Pugerude
Chief Strategy Officer

Accepted and agreed to as of
the date first written above:

PROCERA NETWORKS, INC.

By:	/s/ Charles Constanti
Name:	Charles Constanti
Title:	Chief Financial Officer